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                        SUBSIDIARIES OF THE REGISTRANT              Exhibit 21.1

          The National Capital Companies, Inc.
          National Capital, LLC
          National Capital Merchant Group, Ltd.
          Travis Morgan Securities, Inc.
          National Capital Asset Group, Inc.
          National Brokers & Distributors, Inc.
          Cornerstone Capital Management, Inc.
          AISCO Holdings, Ltd.
          American Investment Services, Inc.
          AISCO Trading, Inc.
          AISCO Agencies, Inc.
          AISCO Futures, Inc.
          Dunhill Capital Management, Inc.
          Facilities Financial, Inc.